Exhibit 4.3

EXECUTION COPY

MSC-Medical Services Company

MCP-MSC Acquisition, Inc.

$150,000,000

Senior Secured Floating Rate Notes due 2011

PURCHASE AGREEMENT

dated June 15, 2005

Banc of America Securities LLC

J.P. Morgan Securities Inc.

PURCHASE AGREEMENT

June 15, 2005

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

As Initial Purchasers

c/o Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

Introductory. MSC-Medical Services Company, a Florida corporation (the “Company”), proposes to issue and sell to the several Initial Purchasers named in Schedule A hereto (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $150,000,000 aggregate principal amount of the Company’s Senior Secured Floating Rate Notes due 2011 (the “Notes”). Banc of America Securities LLC and J.P. Morgan Securities Inc. have agreed to act as the Initial Purchasers in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture, to be dated on or about June 21, 2005 (the “Indenture”), between the Company, MCP-MSC Acquisition, Inc., the parent corporation of the Company, as guarantor (the “Holdings”) and U.S. Bank National Association, as trustee (the “Trustee”). Notes issued in book-entry form will be issued in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depository”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined in Section 2) (the “DTC Agreement”), among the Company, the Trustee and the Depository.

The holders of the Notes will be entitled to the benefits of a registration rights agreement, to be dated on or about June 21, 2005 (the “Registration Rights Agreement”), among the Company, Holdings and the Initial Purchasers, substantially in the form of Exhibit C hereto, pursuant to which the Company and Holdings will agree to file on or prior to March 31, 2006 a registration statement with the Securities and Exchange Commission (the “Commission”) registering the Exchange Securities (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

The payment of principal of, premium, interest and, Additional Interest (as defined in the Registration Rights Purchase Agreement) if any, on the Notes and the Exchange Notes (as defined below) will be fully and unconditionally guaranteed on a senior secured basis by (i) Holdings, the direct parent corporation of the Company, and (ii) any domestic subsidiary of the Company formed or acquired after the Closing Date that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (each guarantee described in clause (i) or (ii) being a “Guarantee”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities”; and the Exchange Notes and the Guarantees attached thereto are herein collectively referred to as the “Exchange Securities”.

Pursuant to the security and pledge documents to be dated as of the Closing Date (together, the “Security Documents”) each among the Company, Holdings, U.S. Bank National Association as collateral agent (the “Collateral Agent”), and the other parties thereto, the Securities are secured by a lien on substantially all of the Company’s and Holdings’ existing and future tangible and intangible property and assets, as well as 100% of the capital stock of the Company and each domestic subsidiary of the Company and Holdings and 65% of the capital stock of each direct foreign subsidiary of the Company and Holdings, as so described in the Security Documents, subject to the limitations specified therein (the “Collateral”). Pursuant to an intercreditor agreement among the Collateral Agent, the administrative agent under the Revolving Credit Agreement (as defined below), the Company and Holdings, the lien created by the Security Documents is subordinated in rank to the lien on the Collateral created by the security agreements entered into by the Company, Holdings and such administrative agent to secure the Company’s and Holdings obligations under the Revolving Credit Agreement.

The Securities are being issued and sold in connection with the refinancing (the “Refinancing”) of a portion of the Company’s indebtedness incurred in connection with the acquisition of the Company by investment funds affiliated with Monitor Clipper Partners, LLC, certain institutional investors and members of the Company’s management, which was completed on March 31, 2005.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Offering Memorandum (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) at any time after the date of this Agreement. The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Commission under the Securities Act, in reliance upon exemptions therefrom. The terms of the Securities and the Indenture will require that investors that acquire Securities expressly agree that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) thereunder).

The Company has prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated June 3, 2005 (the “Preliminary Offering Memorandum”), and has prepared and will deliver to each Initial Purchaser, copies of the

Offering Memorandum, describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. As used herein, the “Offering Memorandum” shall mean, with respect to any date or time referred to in this Agreement, the Company’s Offering Memorandum, dated June 15, 2005, including amendments or supplements thereto and any exhibits thereto, in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Securities. Further, any reference to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include any Additional Issuer Information (as defined in Section 3) furnished by the Company pursuant to Section 3.

The Company and Holdings hereby confirm their agreements with the Initial Purchasers as follows:

SECTION 1. Representations and Warranties. The Company and Holdings, jointly and severally, hereby represent, warrant and covenant to each Initial Purchaser as follows:

(a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Integration of Offerings or General Solicitation. Neither the Company nor Holdings has, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.

None of the Company, Holdings, their respective affiliates (as such term is defined in Rule 501 under the Securities Act (each, an “Affiliate”) or any person acting on any of their behalf (other than the Initial Purchasers, as to whom neither the Company nor Holdings makes any representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, Holdings, their respective Affiliates or any person acting on any of their behalf (other than the Initial Purchasers, as to whom neither the Company nor Holdings makes any representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company, Holdings, each of their respective Affiliates and any person acting on any of their behalf (other than the Initial Purchasers, as to whom neither the

Company nor Holdings makes any representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale Under Rule 144A. The Securities, when issued, will be eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) or quoted in a U.S. automated interdealer quotation system.

(d) The Offering Memorandum. The Offering Memorandum does not, and at the Closing Date will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Banc of America Securities LLC expressly for use in the Offering Memorandum. Each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4). Neither the Company nor Holdings has distributed or will distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Preliminary Offering Memorandum, the Offering Memorandum or as otherwise agreed upon by the Initial Purchasers.

(e) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and Holdings, and, assuming the due authorization, execution and delivery thereof by the Initial Purchasers, is a valid and binding agreement of, each of the Company and Holdings, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law or considerations of public policy and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law or considerations of public policy.

(f) The Registration Rights Agreement. The Registration Rights Agreement has been duly authorized and, at the Closing Date, will have been duly executed and delivered by, and, assuming the due authorization, execution and delivery by the Initial Purchasers, will be a valid and binding agreement of, each of the Company and Holdings, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification may be limited by applicable law or considerations of public policy. Pursuant to the Registration Rights Agreement, the Company will agree to file with the Commission, under the circumstances set forth therein, (i) a registration statement under the Securities Act relating to another series of debt securities of the Company with terms substantially identical to the Notes (the “Exchange Notes”) to be offered in exchange for the Notes (the “Exchange Offer”) and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes, and in each case, to use its best efforts to cause such registration statements to be declared effective.

(g) The DTC Agreement. At the Closing Date, the DTC Agreement will have been duly authorized and duly executed and delivered by, and, assuming due authorization, execution and delivery thereof by the Depository, will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(h) Authorization of the Securities and the Exchange Securities. The Notes to be purchased by the Initial Purchasers from the Company are in the form contemplated by the Indenture and have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture. The Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer (as defined in the Registration Rights Agreement), will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture. The Guarantees of the Notes and the Exchange Notes are in the respective forms contemplated by the Indenture, have been duly authorized for issuance pursuant to the Indenture and, at the Closing Date, will have been duly executed by Holdings and, when the Notes have been authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of Holdings, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(i) Authorization of the Indenture. The Indenture has been duly authorized by each of the Company and Holdings and, at the Closing Date, will have been duly executed and delivered by each of the Company and Holdings and, assuming due authorization, execution and delivery by the Trustee, will constitute a valid and binding agreement of each of the Company and Holdings, enforceable against each of the Company and Holdings in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(j) Description of the Securities and the Indenture. The Notes, the Exchange Notes, the Guarantees of the Notes and the Exchange Notes and the Indenture conform or will, on the Closing Date, conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(k) Authorization of the Security Documents and Intercreditor Agreement. Each of the Security Documents has been duly authorized by each of the Company and Holdings and, at the Closing Date, each of the Security Documents will have been duly executed and delivered by each of the Company and Holdings and will constitute a valid and binding agreement of each of the Company and Holdings, enforceable against each of the Company and Holdings in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Intercreditor Agreement has been duly authorized by the Company and Holdings and, at the Closing Date, the Intercreditor Agreement will have been duly executed and delivered by the Company and Holdings and will constitute a valid and binding agreement of each of the Company and Holdings, enforceable against each of the Company and Holdings in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(l) Security Documents. At the Closing Date, the Security Documents will create a valid and enforceable security interest in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Securities, among others, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(m) Collateral. Except as disclosed in the Offering Memorandum, the Company and Holdings own the Collateral, free and clear of any security interest, mortgage, pledge, lien, encumbrance, equity, claim or other defect (collectively, “Liens”).

(n) Perfection of the Security Interests in the Collateral. As of the Closing Date, all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Security Documents will have been duly made or taken and will be in full force and effect, and the Security Documents, together with such filings and other actions, will create in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Securities a perfected security interest in the Collateral (other than, with respect to the perfection of collateral that requires perfection by “control” as such term is defined in the Uniform Commercial Code of the State of New York, which Collateral shall only be perfected upon the Collateral Agent obtaining control thereof) securing the obligations of the Company and Holdings under the Securities and the Indenture.

(o) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change, or any development that would reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and Holdings, considered as one entity (any such change being referred to hereinafter as a “Material Adverse Change”); (ii) the Company and Holdings, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or Holdings on any class of capital stock or repurchase or redemption by the Company or Holdings of any class of capital stock.

(p) Independent Accountants. To the knowledge of the Company and Holdings, Ernst & Young LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) included in the Offering Memorandum are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

(q) Preparation of the Financial Statements. Except as otherwise disclosed in the Offering Memorandum, the financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. The financial statements included in the Offering Memorandum comply as to form with the requirements of the Securities Act that would be applicable if the Securities were being issued and sold in a public offering. Except as otherwise disclosed in the Offering Memorandum, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. Except as otherwise disclosed in the Offering Memorandum, the historical financial data set forth in the Offering Memorandum under the caption “Offering Memorandum Summary – Summary Historical and Pro Forma Financial and Operating Data” and the financial data set forth in “Selected Historical Financial Data” fairly present in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum. Except as otherwise disclosed in the Offering Memorandum, the pro forma consolidated financial information of the Company and the related notes thereto included under the captions “Offering Memorandum Summary – Summary Historical and Pro Forma Financial and Operating Data” and “Unaudited Pro Forma Consolidated Financial Data” and elsewhere in the Offering Memorandum present fairly in all material respects the information contained therein have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. In addition, the quarterly and annual revenue figures used for purposes of supporting the statements in the offering memorandum regarding the Company’s quarterly and annual revenue growth have been derived from quarterly or annual financial statements, and, with respect to periods beginning after June 7, 2002, such annual and quarterly financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout such periods, except as may be expressly stated in the related notes (if any) thereto. Notwithstanding the foregoing paragraph, it is expressly noted that certain financial data contained in the Offering Memorandum, as disclosed therein, are not audited financial data.

(r) Incorporation and Good Standing of Holdings and the Company. Each of Holdings and the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and each of Holdings and the Company has the power and authority to enter into and perform their respective obligations under each of this Agreement, the Registration Rights Agreement, the Security Documents, the Intercreditor Agreement, the DTC Agreement, the Notes, the Exchange Notes, the Guarantee of the Notes and the Exchange Notes, and the Indenture. Each of Holdings and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is owned directly by Holdings free and clear of any Liens other than Liens as are described in the Offering Memorandum. Holdings does not own or control, directly or indirectly, any corporation, association or other entity other than the Company and the Company has no subsidiaries.

(s) Capitalization and Other Capital Stock Matters. At March 31, 2005, on a consolidated basis, after giving pro forma effect to (i) the issuance and sale of the Securities pursuant hereto and (ii) the application of the net proceeds from the sale of the securities in the manner described under the caption “Use of Proceeds” in the Offering Memorandum, the Company would have had the capitalization as set forth in the Offering Memorandum under the caption “Capitalization”.

(t) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither Holdings nor the Company is in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which either Holdings or the Company is a party or by which it or any of them may be bound, or to which any of the property or assets of Holdings or the Company is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture, the Intercreditor Agreement and any other agreements or documents relating to any of the foregoing by each of the Company and Holdings (each to the extent a party thereto), and the issuance and delivery of the Securities or the Exchange Securities, and consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum (i) have been duly authorized by all necessary corporate action by the Company and Holdings (each to the extent a party thereto) and will not result in any violation of the provisions of the charter or by-laws of Holdings or the Company, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Holdings or the

Company pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) (assuming the accuracy of the representations, warranties and agreements of the Initial Purchasers contained herein) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to Holdings or the Company. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s or Holdings’ execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture, the Intercreditor Agreement or any other agreements or documents relating to any of the foregoing, or the issuance and delivery of the Securities or the Exchange Securities, or consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum, except such as have been obtained or made by the Company or Holdings and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and except such as may be required by federal and state securities laws with respect to the Company’s and Holdings’ obligations under the Registration Rights Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Holdings or the Company.

(u) No Material Actions or Proceedings. Except as otherwise disclosed in the Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s or Holdings’ knowledge, threatened (i) against or affecting Holdings or the Company, (ii) which have as the subject thereof any property owned or leased by, Holdings or the Company, where in any such case there is a reasonable possibility that such action, suit or proceeding might be determined adversely to Holdings or the Company and any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed in the Offering Memorandum, no material labor dispute with the employees of Holdings or the Company, or with the employees of any principal supplier of Holdings or the Company, exists or, to the Company’s or Holdings’ knowledge, is threatened or imminent.

(v) Intellectual Property Rights. Each of Holdings and the Company owns or possesses sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither Holdings nor the Company has received any written notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(w) All Necessary Permits, Etc. Except as otherwise disclosed in the Offering Memorandum or as would not reasonably be expected to result in a Material Adverse Change, each of Holdings and the Company possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business. Neither Holdings nor the Company has received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(x) Title to Properties. Except as otherwise disclosed in the Offering Memorandum, each of Holdings and the Company has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1 above (or elsewhere in the Offering Memorandum), in each case free and clear of any Liens except Liens as described in the Offering Memorandum and Liens such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by Holdings and the Company, taken as a whole. The real property, improvements, equipment and personal property held under lease by Holdings or the Company are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by Holdings or the Company.

(y) Tax Law Compliance. Except as otherwise disclosed in the Offering Memorandum, Holdings and the Company have each filed all necessary federal, state and foreign income and franchise tax returns and have each paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except where failure to do so would not result in a Material Adverse Change. Holdings and the Company have each made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1 above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of Holdings or the Company has not been finally determined, except where failure to do so would result in a Material Adverse Change.

(z) Neither the Company nor Holdings Is an “Investment Company”. The Company and Holdings have been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Neither the Company nor Holdings is, and after receipt of payment for the Securities will be, an “investment company” within the meaning of Investment Company Act and each of the Company and Holdings will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(aa) Insurance. Each of Holdings and the Company is insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. Neither the Company nor Holdings has any reason to believe that Holdings or the Company will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither Holdings nor the Company has been denied any insurance coverage which it has sought or for which it has applied.

(bb) No Price Stabilization or Manipulation. Neither the Company nor Holdings has taken or will take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(cc) Solvency. Each of Holdings and the Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to Holdings or the Company on a particular date, that on such date (i) the fair market value of the assets of Holdings (on a consolidated basis) or the Company, as the case may be, is greater than the total amount of its stated liabilities (including identified contingent liabilities), (ii) the present fair salable value of the assets of Holdings (on a consolidated basis) or the Company, as the case may be, is greater than the amount that will be required to pay the probable liabilities on the debts of Holdings or the Company, as the case may be, as they become absolute and mature, (iii) the Company or Holdings, as the case may be, is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) neither the Company nor Holdings, as the case may be, has unreasonably small capital with which to carry on its business as it is currently conducted.

(dd) No Unlawful Contributions or Other Payments. Neither Holdings nor the Company nor, to the best of Holdings’ or the Company’s knowledge, any employee of Holdings or the Company, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character necessary to be disclosed in the Offering Memorandum in order to make the statements therein not misleading.

(ee) Company’s Accounting System. Each of Holdings and the Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff) Compliance with Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither of Holdings nor the Company is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of Holdings or the Company under applicable Environmental Laws, nor has Holdings or the Company received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that Holdings or the Company is in violation of any Environmental Law;

(ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which Holdings or the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by Holdings or the Company, now or in the past (collectively, “Environmental Claims”), pending or, to the best of Holdings’ or the Company’s knowledge, threatened against Holdings or the Company or any person or entity whose liability for any Environmental Claim Holdings or the Company has retained or assumed either contractually or by operation of law; and (iii) to the best of Holdings’ or the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against Holdings or the Company or against any person or entity whose liability for any Environmental Claim Holdings or the Company has retained or assumed either contractually or by operation of law.

(gg) ERISA Compliance. Except as would not, individually or in the aggregate, result in a Material Adverse Change: (i) Holdings and the Company and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by Holdings or the Company or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA (“ERISA Affiliate” means, with respect to Holdings or the Company, any member of any group of organizations described in Section 414, of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which Holdings or the Company is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Holdings, the Company or any of their ERISA Affiliates; (ii) no “employee benefit plan” established or maintained by Holdings or the Company or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (iii) none of Holdings, the Company or any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (b) Section 412, 4971, 4975 or 4980B of the Code; and (iv) each “employee benefit plan” established or maintained by Holdings, the Company or any of their ERISA Affiliates, if any, that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(hh) No Default in First Priority Lien Obligations. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting any Indebtedness (as defined by the Indenture) secured by Liens on the Collateral (as defined in the Indenture).

(ii) Regulation S. The Company, Holdings and their respective Affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom neither the Company nor

Holdings makes any representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902 of the Security Act. The Securities sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(jj) Compliance with Laws.

(i)	Except as disclosed in the Offering Memorandum, each of Holdings and the Company is in compliance in all material respects with all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case, whether or not having the force of law.

(ii)	Except as disclosed in the Offering Memorandum, each of Holdings and the Company possesses such permits, licenses, provider numbers, certificates, approvals (including, without limitation, certificate of need approvals), consents, orders, certifications and other authorizations (collectively, “Licenses”) issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct its business as now being conducted and as described in the Offering Memorandum (including, without limitation, Licenses as are required under such federal and state laws as are applicable to Holdings or the Company, except where the failure to possess such Licenses or to make such declarations and filings would not, individually or in the aggregate, result in a Material Adverse Change; each of Holdings and the Company is in compliance with the terms and conditions of all such Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Change; all of the Licenses are valid and in full force and effect, except where the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not result in a Material Adverse Change; and neither Holdings nor the Company has received any notice of proceedings relating to the revocation or modification of any such Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(iii)	Except as disclosed in the Offering Memorandum, neither Holdings nor the Company has engaged in, nor, to the knowledge of Holdings or the Company have any officers, directors or employees of Holdings or the Company (during the course of their employment) engaged in, any activities that are prohibited by (1) any federal, state or local statute, rule, or regulation applicable to individuals or entities operating in the workers’ compensation industry, and (2) other statutes, rules, or regulations governing federal or state government workers’ compensation programs, except for any such activities which would not, individually or in the aggregate, result in a Material Adverse Change.

Any certificate signed by an officer of the Company or Holdings and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company or Holdings, as the case may be, to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Securities.

(a) The Securities. The Company agrees to issue and sell to the several Initial Purchasers, severally and not jointly, all of the Notes upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Initial Purchasers agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth opposite their names on Schedule A, at a purchase price of 96.75% of the principal amount thereof payable on the Closing Date.

(b) The Closing Date. Delivery of certificates for the Notes in definitive form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111 (or such other place as may be agreed to by the Company and the Initial Purchasers) at 9:00 a.m. New York City time, on June 21, 2005, or such other time and date as the Initial Purchasers shall designate by notice to the Company (the time and date of such closing are called the “Closing Date”). The Company hereby acknowledges that circumstances under which the Initial Purchasers may provide notice to postpone the Closing Date as originally scheduled include, but are not limited to, any determination by the Company or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 16.

(c) Delivery of the Securities. The Company shall deliver, or cause to be delivered, to Banc of America Securities LLC for the accounts of the several Initial Purchasers certificates for the Securities at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Securities shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depository, pursuant to the DTC Agreement, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Initial Purchasers may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d) Delivery of Offering Memorandum to the Initial Purchasers. Not later than 12:00 p.m. on the second business day following the date of this Agreement, the Company shall deliver or cause to be delivered copies of the Offering Memorandum in such quantities and at such places as the Initial Purchasers shall reasonably request.

(e) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”) and an “accredited investor” within the meaning of Rule 501 under the Securities Act (an “Accredited Investor”).

SECTION 3. Additional Covenants. The Company and, as applicable, Holdings, jointly and severally, further covenant and agree with each Initial Purchaser as follows:

(a) Initial Purchasers’ Review of Proposed Amendments and Supplements. The Company shall notify the Initial Purchasers promptly of any proposal to amend or supplement the Offering Memorandum, and the Company shall not use any such proposed amendment or supplement to which the Initial Purchasers reasonably object, which objection shall be delivered promptly to the Company following such notice.

(b) Amendments and Supplements to the Offering Memorandum and Other Securities Act Matters. If, prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is, in the opinion of the Initial Purchasers or counsel for the Initial Purchasers, necessary to amend, update or supplement the Offering Memorandum (including the financial statements therein) in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if in the opinion of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend, update or supplement the Offering Memorandum (including the financial statements therein) to comply with law (including Regulation S-X under the Securities Act whether or not actually applicable) or customary practice with respect to offerings of high yield debt securities under Rule 144A, the Company agrees to promptly prepare (subject to Section 3 hereof) and furnish at its own expense to the Initial Purchasers amendments, updates or supplements to the Offering Memorandum (including the financial statements therein) so that the statements in the Offering Memorandum as so amended, updated or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that the Offering Memorandum, as amended, updated or supplemented, will comply with law (including Regulation S-X under the Securities Act whether or not actually applicable) or customary practice with respect to offerings of high yield debt securities under Rule 144A.

The Company and Holdings hereby expressly acknowledge that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, registration statement, prospectus, amendment or supplement referred to in this Section 3.

(c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.

(d) Blue Sky Compliance. The Company and Holdings jointly and severally agree to cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register the Securities for sale under (or obtain exemptions from the application of) the Blue Sky or state securities laws of those jurisdictions designated by the Initial Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. Neither the Company nor Holdings shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Offering Memorandum.

(f) The Depository. The Company and Holdings jointly and severally agree to cooperate with the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through the facilities of the Depository.

(g) Additional Issuer Information. If at any time during the two-year period following the later of the Closing Date and the date of issuance of additional notes under the Indenture, if any, the Company or Holdings is not subject to Section 13 or 15(d), for the benefit of holders and beneficial owners from time to time of Securities, the Company shall furnish, at its expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of subsection of Rule 144A.

(h) Agreement Not to Offer or Sell Additional Securities. During the period of 90 days following the date of the Offering Memorandum, the Company and Holdings will not, without the prior written consent of Banc of America Securities LLC (which consent may be withheld at the sole discretion of Banc of America Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or Holdings or securities exchangeable for or convertible into debt securities of the Company or Holdings (other than as contemplated by this Agreement and the Registration Rights Agreement).

(i) Future Reports to the Initial Purchasers. For so long as any Securities or Exchange Securities remain outstanding, the Company will furnish to Banc of America Securities LLC: copies of all reports or documents required to be furnished to holders of the Securities and beneficial owners of the Securities under the Indenture, which shall include the balance sheet of the Company or Holdings, as applicable, as of the close of such fiscal year and statements of income, stockholders’ equity and cash flows for the year then ended and the opinion thereon of the Company’s or Holdings’, as applicable, independent public or certified public accountants.

(j) No Integration, General Solicitation or Directed Selling Efforts. The Company and Holdings jointly and severally agree that they will not, and will cause their respective Affiliates not to, make any offer or sale of securities of the Company or Holdings of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4 thereof or by Rule 144A or by Regulation S thereunder or otherwise. The Company, Holdings, their respective Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers), will not engage, in connection with the offering of the Securities, (i) in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or (ii) in any directed selling efforts within the meaning of Regulation S.

(k) Legended Securities. Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Offering Memorandum for the time period and upon the other terms stated in the Offering Memorandum.

(l) PORTAL. The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for the National Association of Securities Dealers, Inc. PORTAL market (the “PORTAL Market”).

(m) Rating of the Securities. The Company and Holdings jointly and severally agree that they will take all reasonable action necessary to enable Standard & Poor’s Rating Services, a Division of The McGraw-Hill, Inc. Companies (“S&P”), and Moody’s Investor Services, Inc. (“Moody’s”) to provide their respective credit ratings to the Securities at or prior to the time of their initial issuance.

(n) No Resale of Reacquired Securities. During the period of two years after the Closing Date or until such earlier time when all the Securities are registered under the Securities Act, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

Banc of America Securities LLC, on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Company or Holdings of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Company and Holdings, jointly and severally, agree to pay all costs, fees and expenses incurred in connection with the performance of their obligations hereunder and in connection with the transactions contemplated hereby, including without limitation, (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (iii) all fees and expenses of the Company’s and Holdings’ counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, shipping and distribution of each preliminary Offering Memorandum and the Offering Memorandum (including financial statements), and all amendments and supplements thereto, this Agreement, the Registration Rights Agreement, the Indenture, the DTC Agreement, the Security Documents, the Intercreditor Agreement and the Securities, (v) all filing fees, attorneys’ fees and expenses incurred by the Company, Holdings or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the Blue Sky laws and, if requested by the Initial Purchasers, preparing and printing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Initial Purchasers of such qualifications, registrations and exemptions, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities and the Exchange Securities, (vii) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies and the listing of the Securities with the PORTAL market, (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Initial Purchasers in connection with the review by the National Association of Securities Dealers, Inc., if any, of the terms of the sale of the Securities or the Exchange Securities, (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and Holdings in connection with approval of the Securities by DTC for “book-entry” transfer, and the performance by the Company and Holdings of their respective other obligations under this Agreement. Except as provided in this Section 4, Section 6, Section 8 and Section 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company and Holdings set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Company and Holdings of their respective covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letter. On the date hereof, the Initial Purchasers shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a letter dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, containing statements and information of the type ordinarily included in accountant’s “comfort letters” to the Initial Purchasers, delivered according to Statement of Auditing Standards Nos. 72, 76 and 100 (or any successor bulletins), with respect to the audited and unaudited financial statements and certain financial information contained in the Offering Memorandum.

(b) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change with possible negative implications, in the rating accorded any securities of the Company or Holdings by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act.

(c) Opinion of Counsel for the Company and Holdings. On the Closing Date the Initial Purchasers shall have received the favorable opinion of (i) Ropes & Gray LLP, counsel for the Company and Holdings, dated as of such Closing Date, substantially to the effect set forth in Exhibit A and (ii) Akerman Senterfitt, Florida counsel for the Company, dated as of such Closing Date, substantially to the effect set forth in Exhibit B.

(d) Opinion of Counsel for the Initial Purchasers. On the Closing Date the Initial Purchasers shall have received the favorable opinion of Shearman & Sterling LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(e) Officers’ Certificate. On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President and the Chief Financial Officer or Chief Accounting Officer of each of (i) the Company and (ii) Holdings, in each case, dated as of the Closing Date, to the effect set forth in subsection (b)(ii) of this Section 5, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Company or Holdings, as applicable, set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of the Closing Date; and

(iii) the Company or Holdings, as applicable, has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(f) Bring-down Comfort Letter. On the Closing Date, the Initial Purchasers shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Initial Purchasers, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

(g) DTC Eligibility and PORTAL Listing. At the Closing Date the Securities shall have been designated for trading on the PORTAL market and shall be eligible for trading through the Depository.

(h) Registration Rights Agreement. The Company and Holdings shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.

(i) Security Documents and the Intercreditor Agreement. At the Closing Date, the Security Documents (and the documents required to be delivered thereunder) and the Intercreditor Agreement , in form and substance satisfactory to the Initial Purchasers, shall have been duly executed and delivered by the Company and Holdings and be in full force and effect.

(j) Revolving Credit Agreement. At the Closing Date, the grant of a first priority lien on the Collateral, to secure the Company’s and Holdings’ respective obligations under that certain Revolving Credit Agreement, dated as of March 31, 2005, as amended by Amendment No. 1, dated as of May 12, 2005, in each case, by and among the Company, Holdings, Bank of America, N.A., as administrative agent, and the other lenders party thereto from time to time (the “Revolving Credit Agreement”) shall be evidenced by instruments to the satisfaction of the Initial Purchasers.

(k) Perfected Security Interest. Except as otherwise permitted under the Security Documents, as of the Closing Date, the Collateral Agent for the benefit of the Trustee and the holders of the Securities (the “Lien Creditors”), among others, shall have a valid and perfected security interest in respect of the Collateral securing the obligations of the Company and Holdings under the Indenture and the Securities and such security interest of the Lien Creditors will not be subject to or subordinated to any Liens other than the Liens granted pursuant to Section 5(j) and Permitted Liens as defined in the Indenture.

(l) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 6, Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company or Holdings to perform any agreement herein or to comply with any provision hereof, the Company and Holdings, jointly and severally, agree to reimburse the Initial Purchasers (or such Initial Purchaser as has terminated this Agreement with respect to itself), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company and Holdings, on the other hand, hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(A) Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the Securities Act, upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(B) The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(C) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Securities) shall bear the following legend:

“THIS NOTE (OR ITS PREDECESSORS) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE

UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

Following the sale of the Securities to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8. Indemnification.

(a) Indemnification of the Initial Purchasers. The Company and Holdings jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its directors, officers, employees and affiliates, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company or Holdings (unless such consent is not required under Section 8(d) hereof)), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company or Holdings contained herein; or (iii) in whole or in part upon any failure of the Company or Holdings to perform its obligations hereunder or under law; or (iv) upon any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) above (provided that neither the Company nor Holdings shall be liable under this clause (iv) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct); and to reimburse each Initial Purchaser and each such director, officer, employee, affiliate or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by Banc of America Securities LLC) as such expenses are reasonably incurred by such Initial Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use in the Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8 shall be in addition to any liabilities that the Company or Holdings may otherwise have.

(b) Indemnification of the Company, Its Directors and Officers. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, Holdings and each of their respective affiliates, directors and officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, Holdings or any such director, or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser expressly for use therein; and to reimburse the Company, Holdings or any such affiliate, director, officer or controlling person for any legal and other expenses reasonably incurred by the Company, Holdings or such affiliate, director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. Each of the Company and Holdings hereby acknowledges that the only information that the Initial Purchasers have furnished to the Company expressly for use in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the letter provided to the Company dated the Closing Date. The indemnity agreement set forth in this Section 8 shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (Banc of America Securities LLC in the case of Section 8 and Section 9), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8 hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

SECTION 9. Contribution. If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then (i) each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein in such proportion as is appropriate to reflect the relative benefits received by the Company and Holdings, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Holdings, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and Holdings, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities. The relative fault of the Company and Holdings, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company or Holdings, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 for purposes of indemnification.

The Company, Holdings and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company or Holdings, and each person, if any, who controls the Company or Holdings, within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company or Holdings.

SECTION 10. Termination of This Agreement. Prior to the Closing Date, this Agreement may be terminated by the Initial Purchasers by notice given to the Company if at any time: (i) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any of federal, New York or Florida authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Initial Purchasers is material and adverse and makes it impracticable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of securities; (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change; or (v) the Company or Holdings shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company or Holdings to any Initial Purchaser, except that the Company and Holdings shall be jointly and severally obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to the Company or Holdings, or (iii) any party hereto to any other party except that the provisions of Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and Holdings, of their respective officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or the Company or Holdings or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

Facsimile: (212) 847-6441

Attention: High Yield Capital Markets

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Facsimile: (212) 848-4000

Attention: Rohan Weerasinghe, Esq.

If to the Company or Holdings:

MSC-Medical Services Company

11764-1 Marco Beach Dr.

Jacksonville, Florida 32224

Facsimile: (800) 848-1989

Attention: Chief Executive Officer

With a copy to:

Monitor Clipper Partners, LLC

Two Canal Park, 4th Floor

Cambridge, MA 02141

Facsimile: (617) 252-2211

Attention: Adam Doctoroff

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Facsimile: (617) 951-7050

Attention: Jane Goldstein, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 16 hereof, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 8 and Section 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15. Governing Law; Consent to Jurisdiction Provisions.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 16. Default of an Initial Purchaser. If either of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchaser shall be obligated to purchase the Securities which such defaulting Initial Purchaser agreed but failed or refused to purchase on such date. If either of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate principal amount of Securities with respect to which such default occurs exceeds 10% of the aggregate principal amount of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Section 4, Section 6, Section 8 and Section 9 shall at all times be effective and shall survive such termination, but only as to such non-defaulting Initial Purchaser. In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 17. Tax Disclosure. Notwithstanding anything to the contrary contained herein, each of the Initial Purchasers, the Company and Holdings shall be permitted to disclose the tax treatment and tax structure of each of the transactions contemplated by this Agreement and the Offering Memorandum (each, a “Transactions”) (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information); provided, however, that if any Transaction is not consummated for any reason, the provisions of this sentence shall cease to apply with respect to such Transaction.

SECTION 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Table of Contents and the section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

MSC-MEDICAL SERVICES COMPANY

By:	/S/ ROBERT J. BUNKER
Name: Robert J. Bunker
Title: President

MCP-MSC ACQUISITION, INC.

By:	/S/ ROBERT J. BUNKER
Name: Robert J. Bunker
Title: Chief Executive Officer

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

BANC OF AMERICA SECURITIES LLC J.P. MORGAN SECURITIES INC.

By:	BANC OF AMERICA SECURITIES LLC

By:	/S/ JOHN MCCUSKER
Name: John McCusker
Title: Managing Director

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Securities to Be Purchased
Banc of America Securities LLC	$97,500,000
J.P. Morgan Securities Inc.	52,500,000
Total	$150,000,000

EXHIBIT A

FORM OF OPINION OF ROPES & GRAY LLP

EXHIBIT B

FORM OF OPINION OF AKERMAN SENTERFITT

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Securities Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S of the Securities Act or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 under the Securities Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A or to Accredited Institutions in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S.”

Such Initial Purchaser agrees that the Securities offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.